Exhibit 99.d(ii)(b)

SUB-ADVISORY, SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS SUB-ADVISORY, SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT is made as of November 7, 2006 by and among RS Investment Management Co. LLC, a Delaware limited liability company (“RS”), and Guardian Baillie Gifford Limited, a company incorporated under the Companies Act of 1985 (“GBG” and together with RS, the “Parties” and each, a “Party”), and, solely with respect to Section 13 hereof, RS Variable Products Trust (the “Trust”), a Massachusetts business trust.

W I T N E S S E T H:

WHEREAS, pursuant to the Investment Advisory Agreement dated November 7, 2006 (the “Advisory Agreement”) between RS and the Trust, on behalf of each of its series (each, a “Portfolio”), RS has agreed to provide investment management and administrative and accounting related services to each Portfolio; and

WHEREAS, RS desires to retain GBG to serve, and GBG desires to serve, as the sub-adviser and sub-administrator for each Portfolio listed on Annex A and to provide sub-advisory, administrative and accounting services to such Portfolios, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained in this Agreement, the Parties agree as follows:

Section 1.               Definitions.

(a)  “1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated under that Act by the SEC.

(b)  “Assets” has the meaning set out in Section 3(a).

(c)  “Authorized Person” means any officer of RS and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of a Portfolio.

(d)  “Covered Portfolio” has the meaning set out in Section 2(a).

(e)  “Custodian” is the custodian of the Covered Portfolios.

(f)  “GBG” has the meaning set out in the preamble.

(g)  “Oral Instructions” mean oral instructions received by GBG from an Authorized Person or from a person reasonably believed by GBG to be an Authorized Person.

(h)  “Party” has the meaning set out in the preamble.

(i)  “Portfolio” has the meaning set out in the recitals.

(j)  “RS” has the meaning set out in the preamble.

(k)  “SEC” means the Securities and Exchange Commission.

(l)  “Shares” means the shares of beneficial interest of any class of a Covered Portfolio.

(m)  “Trust” has the meaning set out in the preamble.

(n)  “Written Instructions” mean written instructions signed by an Authorized Person and received by GBG. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

Section 2.               Appointment.

(a)  RS hereby retains GBG to provide sub-advisory, sub-administration and accounting services as described in this Agreement to each of the Portfolios listed on Annex A, as such Annex is amended from time to time by mutual agreement of the Parties (each, a “Covered Portfolio”). GBG accepts such appointment and agrees to furnish such services.

(b)  GBG’s provision of services hereunder is subject to the oversight of RS, and to the general oversight of the Board of Trustees of the Trust.

Section 3.               Description of Sub-Advisory Services

(a)  GBG is authorized to manage all the assets of each Covered Portfolio (“Assets”), including to engage in the purchase, retention and disposition of Assets, in accordance with the applicable Covered Portfolio’s investment objective(s), policies and restrictions stated in the Covered Portfolio’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time. For this purpose, GBG, in its sole discretion and without prior consultation with RS, is authorized to: (i) make investment decisions for the Covered Portfolio; (ii) place purchase and sale orders for portfolio transactions on behalf of the Covered Portfolio and manage uninvested cash of the Covered Portfolio and (iii) execute, as specifically authorized by RS, account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with management of the Assets (in such respect, and only for this limited purpose, GBG will act as RS’s and the Covered Portfolio’s agent and attorney in fact). GBG will take such action as is appropriate to manage effectively the Covered Portfolios’ Assets. GBG does not represent or warrant that it will achieve the investment objective of a Covered Portfolio.

(b)  GBG agrees that, in placing orders with broker and/or dealers, it will seek to obtain the best execution in terms of price and execution; provided that, on behalf of a Covered Portfolio, GBG may, in its discretion, use brokers and/or dealers that provide GBG with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Covered Portfolio, and GBG may pay to those brokers and/or dealers in return for brokerage and research services a higher commission than may be charged by other brokers and/or dealers, subject to the policy with respect to brokerage set forth in the Trust’s registration statement or as the Board of Trustees or RS may direct from time to time, in conformity with federal securities laws. In evaluating best execution for any transaction, GBG shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker and/or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting a broker and/or dealer to execute a particular transaction, subject to any instructions and directions of RS or the Board of Trustees, GBG may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and as interpreted by the SEC). GBG is authorized to pay to a broker and/or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Covered Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, GBG determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker and/or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of GBG to the Covered Portfolio.

(c)  To the extent permitted by applicable laws and regulations, GBG may aggregate the securities to be sold or purchased for a Covered Portfolio with those to be sold or purchased for another client (including another Covered Portfolio), in order to obtain the most favorable price or lower brokerage commissions and efficient execution. Allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by GBG in the manner GBG considers to be the most equitable and consistent with its obligation to the Covered Portfolio and to other clients, subject to such policies as RS or the Trust may establish from time to time.

(d)  GBG may buy securities for a Covered Portfolio at the same time it is selling such securities for another client or account and may sell securities for a Covered Portfolio at the time it is buying such securities for another client account, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time. GBG may effectuate cross transactions between a Covered Portfolio and such other account if it deems this to be advantageous to both of the accounts involved, subject to such policies as RS or the Trust may establish from time to time.

(e)  GBG will maintain, in connection with its investment advisory obligations provided to the Covered Portfolios, all books and records required to be maintained pursuant to the 1940 Act, with respect to transactions by GBG on behalf of each Covered Portfolio, and will furnish the Trust with such periodic and special reports as RS or the Trust reasonably may request.

(f)  GBG shall make its portfolio management, compliance and other personnel available to consult with the Trust and RS, including by facilitating their attendance as may reasonably be requested at meetings of the Trust, and provide such reports as the Trust shall reasonably request from time to time.

(g)  GBG will vote proxies and take corporate action elections with respect to securities held by a Covered Portfolio, in its sole discretion.

(h)  In connection with its provision of the foregoing services, GBG will comply in all material respects, insofar as applicable to GBG and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that GBG shall not be required to comply with any amended or new policies and procedures until GBG shall have received written notice thereof.

Section 4.               Description of Administrative Services.

Subject to Section 11 below, the Parties acknowledge that the Custodian has primary responsibility for maintaining certain books and records of the Covered Portfolios. GBG will perform the following administrative services with respect to each Covered Portfolio based, where applicable, on information and data supplied to GBG by the Custodian:

(a)          preparing quarterly broker security transactions summaries;

(b)         preparing monthly security transaction listings;

(c)          supplying various normal and customary Portfolio and Trust statistical data as reasonably requested on an ongoing basis;

(d)         assisting in the preparation, execution and filing of each Covered Portfolio’s Federal and state tax returns;

(e)          reviewing and serving as liaison with any transfer agent, custodian, independent registered public accounting firm and other vendors that provide services to the Covered Portfolios;

(f)            providing support to monitor a Covered Portfolio for compliance (daily, bi-weekly or monthly, as appropriate) with the 1940 Act, the applicable prospectus and statement of additional information for a Covered Portfolio, and declaration of trust on industry concentration and diversification (if applicable to a Covered Portfolio) and security holdings of other investment companies under the 1940 Act;

(g)         monitoring each Covered Portfolio’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

(h)         monitoring the Covered Portfolios’ compliance with the amounts and conditions of each state qualification;

(i)             preparing and coordinating with counsel of the Trust and filing with the SEC Post-Effective Amendments to the Trust’s Registration Statement, preparing reports to the Trust’s shareholders of records and the SEC including the preparation and filing of quarterly reports on Form N-Q, semi-annual reports on Form N-CSR and Form N-SAR and notices pursuant to Rule 24f-2 and assisting in preparation of notices of Annual or Special Meetings of Shareholders and proxy materials relating to such meetings;

(j)             providing services for proxy solicitation, including selection and giving support to tabulator and solicitor; coordinating printing and distribution of proxy materials; monitoring votes and determining any additional follow-up solicitation;

(k)          providing individuals reasonably acceptable to the Trust’s Board of Trustees to serve as “non-policy making” officers of the Trust, who will be responsible for the administration of certain of the Trust’s affairs as determined by the Trust’s Board of Trustees;

(l)             assisting in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Board of Trustees; and

(m)       performing such other administrative duties as the Parties may agree upon from time to time.

In connection with its provision of the foregoing services, GBG will comply in all material respects, insofar as applicable to GBG and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that GBG shall not be required to comply with any amended or new policies and procedures until GBG shall have received written notice thereof.

Notwithstanding any provision of this Agreement, RS may at any time determine not to require the provision of any of the foregoing services; provided that the fee payable by RS hereunder shall not as a result be reduced.

Section 5.               Accounting Services.

The Parties acknowledge that the Custodian (or, in the future, another third party accounting services provider, for purposes of this Section 5, the “Custodian”) has primary responsibility for fund accounting for the Covered Portfolios. GBG will review and provide oversight for the performance of the following accounting services, to the extent provided by the Custodian, with respect to each Covered Portfolio:

(a)          journalization of investment, capital share and income and expense activities;

(b)         verification of investment buy/sell trade tickets;

(c)          maintenance of individual ledgers for investment securities;

(d)         maintenance of historical tax lots for each security;

(e)          reconciliation of cash and investment balances of the Covered Portfolio with the Custodian;

(f)            updates of the cash availability of the Covered Portfolio throughout the day, if required;

(g)         preparation of the Statement of Assets and Liabilities and the Statement of Operations;

(h)         calculation of various contractual expenses (e.g., advisory and custody fees);

(i)             monitoring of the expense accruals and notifying an officer of the Trust of any proposed adjustments;

(j)             management of disbursements and authorization of such disbursements upon Written Instructions;

(k)          calculation of capital gains and losses;

(l)             determination of net income;

(m)       calculation of the market value of each investment in the Covered Portfolios that exceeds preset tolerance levels;

(n)         computation of net asset value when preset tolerance levels are exceeded;

(o)         computation, if appropriate, of yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(p)         preparation of a monthly financial statement, which will include the following items: (i) Schedule of Investments, (ii) Statement of Assets and Liabilities, (iii) Statement of Operations, (iv) Statement of Changes in Net Assets, (v) Cash Statement and (vi) Schedule of Capital Gains and Losses.

In connection with its provision of the foregoing services, GBG will comply in all material respects, insofar as applicable to GBG and the services hereunder, with the policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 under the 1940 Act or otherwise; provided, that GBG shall not be required to comply with any amended or new policies and procedures until GBG shall have received written notice thereof.

Notwithstanding any provision of this Agreement, RS may at any time determine not to require the provision of any of the foregoing services; provided that the fee payable by RS hereunder shall not as a result be reduced.

Section 6.               Delivery of Portfolio Documents.

RS has provided or, where applicable, will provide GBG with the following, upon GBG’s reasonable request:

(a)  certified or authenticated copies of the resolutions of the Board of Trustees of the Trust, approving the appointment of GBG or its affiliates to provide services to the Covered Portfolios and approving this Agreement;

(b)  a copy of the most recent effective registration statement for the Covered Portfolios;

(c)  a copy of the advisory agreement relating to each Covered Portfolio;

(d)  a copy of the distribution agreement with respect to each class of Shares representing an interest in a Covered Portfolio;

(e)  a copy of any additional administration agreement with respect to a Covered Portfolio;

(f)  a copy of any shareholder servicing agreement made in respect of a Covered Portfolio;

(g)  a copy of all policies and procedures of the Covered Portfolios maintained pursuant to Rule 38a-1 of the 1940 Act or otherwise, as amended from time to time; and

(h)  copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

Section 7.               Instructions.

(a)  Unless otherwise provided in this Agreement, for purposes of Sections 4, 5 and 10 hereof, GBG shall act only upon Oral Instructions and Written Instructions.

(b)  With respect to Sections 4, 5 and 10 hereof, GBG shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by GBG to be an Authorized Person) pursuant to this Agreement. GBG may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Covered Portfolio’s shareholders, unless and until GBG receives Written Instructions to the contrary.

(c)  RS agrees to forward to GBG any Written Instruction confirming any Oral Instruction so that GBG receives the Written Instruction by the close of business on the same day that such Oral Instruction is received. The fact that such confirming Written Instruction is not received by GBG shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instruction, or result in any liability on the part of RS to GBG. Where Oral Instruction or Written Instruction reasonably appears to have been received from an Authorized Person, GBG shall incur no liability to RS in acting upon such Oral Instruction or Written Instruction provided that GBG’s actions comply with the other provisions of this Agreement.

Section 8.               Right to Inquiry.

(a)  If GBG is in doubt as to any action it should or should not take, under Section 4, 5 or 10 hereof, GBG may request directions or advice, including Oral Instructions or Written Instructions, from RS.

(b)  In the event of a conflict between Oral Instructions and Written Instructions GBG receives from RS, with respect to Section 4, 5 or 10 hereof, unless resolved by RS, GBG shall rely upon and follow the Written Instructions for the Covered Portfolio in question.

(c)  GBG shall be protected in any action it takes or does not take under Section 4, 5 or 10 hereof in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from RS and which GBG believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon GBG to seek such directions, advice or Oral Instructions or Written Instructions.

Section 9.               Confidentiality.

GBG agrees to keep confidential all records of the Covered Portfolios and information relating to the Portfolio and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by RS. RS agrees that such consent shall not be unreasonably withheld and may not be withheld where GBG may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

Section 10.             Accountant Liaison.

GBG shall, at the request of RS, act as liaison with the Covered Portfolios’ independent registered public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Covered Portfolio, as reasonably requested. GBG shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Covered Portfolio.

Section 11.             Books and Records.

GBG shall keep all books and records that GBG is required to maintain pursuant to Rule 31a-1 under the 1940 Act or otherwise to the extent the requirement to maintain such records is applicable in connection with the services provided hereunder. Any books and records of a Covered Portfolio which are maintained by GBG or which are in the possession or under the control of GBG shall be the property of the Covered Portfolio. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules, and regulations. The Covered Portfolio, RS, and Authorized Persons, as applicable, will have access to such books and records at all times during GBG’s normal business hours. Upon the reasonable request of the Covered Portfolio or RS, copies of any such books and records shall be provided by GBG to the Covered Portfolio, RS, or an Authorized Person, as applicable.

Section 12.             Compensation.

In consideration of the services provided by GBG under this Agreement, RS will pay GBG fees for each Covered Portfolio at the annual rates set forth on Annex A calculated in the same manner as fees are calculated under the Advisory Agreement; provided that the fee due hereunder to GBG in respect of a Covered Portfolio shall be reduced by the amount of any fee waivers to which RS and GBG have agreed and that are in effect for that Covered Portfolio. Fees shall be due within ten (10) days after the end of the month to which the payment relates, or, if later, within five (5) days after the receipt of payment by RS of the corresponding fees from the Covered Portfolio in question, or may be paid more frequently, including daily, as the parties may from time to time agree. RS shall not be required to make any payment hereunder in respect of services rendered by GBG relating to any Covered Portfolio for any period unless and until RS has received payment under the Investment Advisory Agreement in respect of such Covered Portfolio for such period.

Section 13.             Indemnification.

The Trust, on behalf of each respective Covered Portfolio, agrees to indemnify and hold harmless GBG and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under any state or foreign securities and blue sky laws, and amendments thereto), and reasonable expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or omission to act which GBG takes in respect of that Covered Portfolio (i) at the request or on the direction of or in reliance on the advice of the Trust or RS, acting as agent for the Trust or (ii) upon Oral Instructions or Written Instructions. Neither GBG, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of GBG’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

Section 14.             Duration and Termination.

(a)  This Agreement shall remain in effect for a period of one (1) year from the commencement of Funds’ operations, unless sooner terminated in accordance with paragraph (b), and shall continue in effect from year to year thereafter in respect of each Covered Portfolio so long as such continuation is approved at least annually by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Covered Portfolio and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval.

(b)  This Agreement may be terminated in respect of a Covered Portfolio at any time, without payment of any penalty, by the Board of Trustees of the Trust or by a vote of a majority of voting securities of such Covered Portfolio, upon sixty (60) days written notice to GBG, and by GBG upon sixty (60) days written notice to the Trust. This Agreement shall also terminate in the event of any assignment hereof, as defined in the 1940 Act, and with respect to a Covered Portfolio, upon the termination of the Advisory Agreement with respect to that Portfolio.

(c)  Termination under this section shall not affect the right of GBG to receive payments on any unpaid balance of the compensation described in Section 12 earned prior to such termination.

Section 15.             Notices.

All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be effective upon receipt.

Notices shall be addressed

(a) if to GBG,

7 Hanover Square
New York, New York 10004

Attention:	Bruce C. Long
Title:	President

(b) if to RS,

388 Market Street

Suite 1700

San Francisco, California 94111

Attention:  Terry R. Otton, Chief Executive Officer

With a copy to:

Attn:   Benjamin L. Douglas, General Counsel

(c) if to the Trust,

388 Market Street
Suite 1700

San Francisco, California 94111

Attention:  Terry R. Otton, President

With a copy to:

Attn:   Benjamin L. Douglas, Secretary

Section 16.             Standard of Care and Liability for Administrative and Accounting Services.

(a)  With respect to services provided pursuant to Sections 4, 5 and 10 hereof, GBG shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by GBG in writing.  GBG shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its reasonable efforts, in performing services provided for under this Agreement.  GBG shall be liable for any damages arising out of GBG’s failure to perform its duties under this Agreement to the extent such damages arise out of GBG’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)  Without limiting the generality of the foregoing, with respect to services provided pursuant to Sections 4, 5 and 10 hereof, (i) GBG shall not be liable for losses beyond its control, provided that GBG has acted in accordance with the standard of care set forth above; and (ii) GBG shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which GBG reasonably believes to be genuine; or (B) delays or errors or loss of data occurring by reason of circumstances beyond GBG’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)  Notwithstanding anything in this Agreement to the contrary, with respect to services provided pursuant to Sections 4, 5 and 10 hereof, neither GBG nor its affiliates shall be liable to RS, to either the Trust or to any Portfolio for any consequential, special or indirect losses or damages which RS or any Portfolio may incur or suffer by or as a consequence of GBG’s or any affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by GBG or its affiliates.

Section 17.             Standard of Care and Liability for Sub-advisory Services

With respect to services provided pursuant to Section 3, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of GBG, GBG shall not be subject to liability to the Trust or any Covered Portfolio or to any shareholder of any Covered Portfolio for any act or omission in the course of, or connected with, rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security by the Covered Portfolio.

Section 18.             Amendments.

No amendment to this Agreement will be effective unless it is in writing and signed by each Party.  Any amendment shall require the approval of the Board of Trustees of the Trust and of a majority of the outstanding voting securities of the affected Covered Portfolio to the extent required by the 1940 Act, as such act may be interpreted by the SEC or its staff.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits of the provision only by a written instrument duly executed and delivered by the Party granting the waiver, but the waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 19.             Delegation and Assignment.

GBG may assign its rights and delegate its duties under Sections 4, 5 and 10 hereunder to any majority-owned direct or indirect subsidiary of GBG or The Guardian Life Insurance Company of America, provided that (i) GBG gives RS thirty (30) days prior written notice of such assignment or delegation, (ii) the assignee or delegate agrees to comply with the relevant provisions of this Agreement, (iii) GBG and such assignee or delegate promptly provide such information as RS may reasonably request, and respond to such questions as RS may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate), and (iv) RS and the Trustees consent to such assignment and/or delegation (the consent by RS not to be unreasonably withheld).

Section 20.             Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.             Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

Section 22.             Miscellaneous.

(a)  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of GBG are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of RS or any other person.

(b)  This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

(c)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, requirement of applicable law or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)  Each Covered Portfolio and its Trustees are hereby expressly made third-party beneficiaries under this Agreement, and each of them shall be entitled to enforce this Agreement against GBG, and to bring an action against GBG in respect of any failure to perform its obligations under this Agreement, in each case as it or they relate to such Covered Portfolio, as if such Covered Portfolio and its Trustees were parties hereto, and GBG expressly consents to the foregoing.  Except as provided in the preceding sentence, neither Party intends for this Agreement to benefit any third-party not expressly named in this Agreement, including, without limitation, any investors in a Covered Portfolio.

(e)  A copy of the Trust’s Agreement and Declaration of Trust dated May 18, 2006 is on file at the office of the Secretary of The Commonwealth of Massachusetts.  This Agreement was executed or made by or on behalf of GBG and the Trust by the Trustees or officers of the Trust as Trustees or officers and not individually and the obligations of this Agreement are not binding upon any of them or the shareholders of the Covered Portfolios individually but are binding only upon the assets and property of the Trust or upon the assets belonging to the Covered Portfolios for the benefit of which the Trustees have caused this Agreement to be made.

(f)  This Agreement is, and shall be construed as, a separate agreement between GBG and the Trust on behalf of each of the Covered Portfolios separately.  Without limiting the generality of the foregoing, no Covered Portfolio shall have any liability or obligation for or in respect of any obligation of any other Covered Portfolio or any services provided by GBG to, or actions taken by GBG in respect of, any other Covered Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Guardian Baillie Gifford Limited

By:	/s/ Bruce C. Long
Name: Bruce C. Long
Title: President

RS Investment Management Co. LLC

By:	/s/ Terry R. Otton
Name: Terry R. Otton
Title: Chief Executive Officer

As to Section 13 only:

RS Variable Products Trust

By:	/s/ Terry R. Otton
Name: Terry R. Otton
Title: President

ANNEX A - Covered Portfolios / Fee Schedule

Portfolio	Annual Fee Rate
RS International Growth VIP Series	0.76%
RS Emerging Markets VIP Series	0.95%